James C. Marshall, CPA, P.C.
James C. Marshall, CPA, P.C.
8260 E. Raintree Dr., Suite 3
Scottsdale, Arizona 85260-3507
480.443.0500
FAX: 480.948.9739
jmarshallcpa.com

June 15, 2006

Mr. Ed Lonergan
EMTA Holdings, Inc.
7320 East Butherus Drive, Suite 205
Scottsdale, AZ 85260

Dear Ed,

I am pleased to have been appointed the Chief Financial Officer for EMTA Holdings, Inc. and Subsidiaries. This engagement letter is to set forth the terms and objectives of the proposed engagement and the nature and limitations of the services I will provide to the company until mutually changed.

WORK TO BE DONE

A. Scope Limitations. My engagement cannot be relied upon to disclose errors, irregularities, or illegal acts, including fraud or defalcations, which may exist. I may inform you of any such matters that come to our attention.

B. Agreed Upon Services:

- To the extent necessary and not already in place, maintain financial records monthly on a US GAA accounting

1. Prepare draft SEC filings for management, outside CPA and attorney review
2. Make the necessary edits to SEC filings
3. Set-up internal accounting files
4. Record journals (Check Register, Deposits, Etc)
5. Post general ledgers and post other ledgers
6. Reconcile all general ledger accounts including bank statements
7. Maintain payroll earnings records
8. Review payroll tax reports including W-2's / 1099's
9. Compiled financial statements (Cash Flow, Balance Sheet, Income Statement and Equity Roll-forward) with notes
10. Proforma (forward-looking) financial statements/projections
11. Set-up and maintain reconciliation files for balance sheet accounts

a. Including depreciation schedules

- General business consultation/management to insure government compliance
- Special projects as needed

FEE SCHEDULE

The following is our understanding of the fee schedule agreed upon:

A monthly fee of $4,800.00 beginning June 1, 2006. A portion of this amount will be paid through payroll, and include my eligibility for insurance and other company benefits. The balance will be paid to James C. Marshall, CPA, P.C. for services. Such payments are due on the first day of each month.
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Direct Expenses. Additional charges for out of pocket costs, including travel costs, may be added to our professional fees. Such charges are in addition to any estimated fees given and will be due and payable within one week of presentation as billed weekly.

TERMINATION

Right to Terminate . Either party may terminate this relationship at any time by 60 days advance notice in any form of written notification including EMail. This agreement will be for a period of six months from June 1, 2006 and will automatically renew unless notice of termination is received 30 days prior to the expiration date.

LIMIT OF LIABILITY

You agree that James C. Marshall, CPA's liability hereunder for damages, regardless of the form of action, shall not exceed the total amount due paid for the services described herein. This shall be your exclusive remedy.

You further agree that James C. Marshall, CPA will not be liable for any lost profits, or for any claim or demand against you by any other party. In no event will James C. Marshall, CPA, be liable for incidental or consequential damages even if she has been advised of the possibility of such damages.

It is agreed upon by both parties that no action, regardless of form, arising out of the services under this agreement, may be brought by either party more than one year after the date of the last services provided under this agreement.

In addition, the Company agrees that James C. Marshall, CPA will be entitled to the same indemnification as all other officers of the Company.

APPLICABLE LAW

This engagement letter shall be governed as to validity, interpretation, construction, effect and in all other respects by the laws and decisions of the state of Arizona. In the event of

commencement of any legal action regarding any term or condition of this engagement such action by agreement is to be subject to the jurisdiction of the courts of the state of Arizona or its political subdivisions.

COMPLETE AGREEMENT

This letter comprises the complete and exclusive statement of the agreement between the parties, superseding all proposals oral or written and all other communications between the parties. If any provision of this letter is determined to be unenforceable, all other provisions shall remain in force. If you have any questions or concerns regarding this engagement letter or desired services, please contact me at the above address.

Again, it is a pleasure to serve you. I look forward to many more years of pleasant association with you and the people of EMTA.

Sincerely,

James C. Marshall, CPA

Having read and fully understood the Engagement Letter, I/we agree to engage James C. Marshall, CPA, in accordance with the terms indicated. I/We understand this engagement to be limited to the items specified and terms as indicated beginning with the date of submission of this form. If additional services are requested they are to be covered under a separate engagement letter. I/We acknowledge with full authority and understanding this letter as correctly setting forth my/our desires.

Ed Lonergan, on behalf of EMTA Holdings, Inc.

Date: June 28, 2006